Exhibit 11.1

Compliance Manual

Compliance Manual

Version 1.2

Came in to force on August 1, 2008

First revision on March 26, 2009

Second revision on July 23, 2009

UBIC, Inc.

[Contents]	[Page]
Introduction	2
I. Purpose and basic stance

(1) Positioning of compliance manual and our frame of mind	3
(2) Conscience-based ethical decisions	3
(3) Our mission	3
(4) Management system pertaining to compliance 1. Communication system 2. Procedure at the time of occurrence of problem	4
II. Fundamental Principles	5

III. Compliance Provisions

(1)	Our code of conduct towards clients	1. Confidentiality obligation	6
		2. Obligation of explanation and principle of suitability
		3. Prohibition of providing a conclusive judgment
		4. Sincere attitude
		5. Exclusion of relationship with client
		6. Elimination of business transactions based on personal considerations
(2)	Our code of conduct towards business partners or institutions other than the client	1. Fair selection of business partners	7
		2. Prohibition of requests for making rebates
		3. Prohibition of excessive gifts and business entertainment
		4. Follow-up actions
		5. Handling the offers of other facilities
		6. Healthy relationship with government officials
(3)	Our code of conduct towards investors	1. Disclosure	8
		2. Accurate records
		3. Emphasis on internal audit
		4. Communication with investors
(4)	Our code of conduct towards society	1. Compliance with related laws	9
		2. Compliance with Antitrust Law
		3. Compliance with insider trading regulations
		4. Compliance with tax law
		5. Respect for intellectual property rights
		6. Confronting antisocial forces
		7. Reporting to the concerned authorities and cooperation for investigations
(5)	Our code of conduct for better Corporate culture	1. Prohibition of discrimination	10
		2. Prohibition of sexual harassment
		3. Protection of personal information
		4. Elimination of non-transparent practices
		5. Prohibition of power harassment
(6)	Code of conduct as a part of organization	1. Adherence to internal rules	11
		2. Prohibition of acts conflicting with interests
		3. Respect for company’s property
		4. Precautions concerning use of information systems
		5. Fair treatment of expenses
		6. Handling non-public information
		7. Awareness about daily management of information
		8. Participation in political campaigns
		9. External affairs
IV. Pledge			13

Introduction

Compliance Manual released herewith describes the basic principles that must be followed by all corporate executives and employees of UBIC Inc. and its operating subsidiaries (hereinafter called “UBIC Group”) without any exceptions. Our aim is to establish a fair and appropriate management and fulfill social responsibilities entrusted on to this business.

Hereby, along with the preparation and publication of UBIC Group’s compliance manual, we take an oath that we will strive to create more enriched ethical organization culture and we will sincerely and wholeheartedly abide by this manual and laws and rules relevant to our business, irrespective of whether it is a management executive or ordinary employee and irrespective of one’s position or job content.

In addition, with the prior approval of the headquarters of UBIC Inc., operating subsidiaries of UBIC Inc. can make partial changes to this compliance manual to accommodate and comply with local laws, rules and regulations and business practices of various countries and regions. However, under no circumstances they can lay down details contrary to this compliance manual.

Masahiro Morimoto, President
UBIC, Inc.

I. Purpose and basic stance

(1) Positioning of compliance manual and our frame of mind

This compliance manual summarizes the matters requiring attention regarding the issues which are especially considered important during the course of executing the business of UBIC Group. However, this does not encompass everything. It only represents the basic thought process.

Important thing is that incase of any doubts about business customs or procedures, we must voice them out. For example, whenever we encounter any problem, we must not turn a blind eye on it. We get carried away in our daily busy routines and tend to forget to take up the question itself. However, it is important to always give a second thought to what we are doing, what we have done so far and what we are going to do now onwards from the compliance point of view.

Attitude of leaving things on others such as “I have nothing to do with this, perhaps someone else will resolve it”, or irresponsible attitude such as “Since business is not a mere lip service, it is OK to do the way everyone is doing” may harm the company, but they will certainly not help the company. Does not creating a workplace which we all value and where we can work with pride essentially means that we gather courage and strive to abide by ethics and laws?

We emphasis that the criterion of judgment of compliance with ethics; finally lies in our own conscience and noble character. No matter how much detailed compliance manual we prepare or how many legal documents we distribute, it is not possible to encompass everything or understand everything.

In this age of internationalization and computerization where rules and regulations are increasingly getting relaxed, and where business needs to be speedy, the most important thing is courage and compliance, and attitude of each person based on the spirit of compliance manual. Therefore, it is important to set conscience-based ethical decisions as the foundation of business.

(2) Conscience-based ethical decisions

“Conscience-based ethical decisions” refers to detaching one’s personal interests, or company or business interests and question the appropriateness of the act performed by oneself from a standpoint of a fair third party. If that particular act is approved without criticisms from anybody’s standards, there may not be any issues in performing that act.

However, when the situation is extremely complex and it is difficult to make decision, make sure to discuss with immediate superior personnel or concerned division without hesitation. Moreover, when the particular action as a company is deviating or appears to be deviating from law, articles of incorporation, compliance manual etc., immediately report the situation. Since privacy of everyone will be protected, please use this without any worries.

If some kind of retaliation is likely against such consultation or reporting, we will investigate the situation and promptly correct it. Therefore, in case of any problem, please gather courage and voice it out. This is the best method for creating friendly workplace and winning the trust of society and markets.

(3) Our mission

Our mission is only. Contribute to the development of society through our work by creating fair workplace and health business relationships. Our mission is to enrich the society on the basis of fair business.

(4) Management system pertaining to compliance

(1) Communication system

1.          Although the reporting and consultation regarding compliance will be disclosed, details of the person reporting the same will be kept strictly confidential. However, reporting to external point of contact can be done anonymously.

Company ensures that the person reporting will not be treated with prejudice or in adverse manner based on the reason that he performed an act of reporting or consultation.

2.          Apart from reporting and consulting through hierarchy, we call also report and consult through internal and external point of contacts, head of internal audit division of UBIC group or head of administration division (hereafter called Head of Internal Audit Division or Head of Administration Division).

3.          Head of Internal Audit Division and Head of Administration Division will feedback the treatment of matters reported or consulted to the personnel who had reported the same.

(2) Procedure at the time of occurrence of problems

Following steps shall be taken when compliance related problems have occurred.

1.                  When we come to know about a situation which is questionable from compliance point of view, we will immediately report it through our superior or directly to the Head of Administration Division.

2.                  Based on the nature of the problem, Head of Administration Division shall ask the concerned division to investigate and resolve the problem as appropriate.

3.                  Head of Administration Division will report about the problem to President.

4.                  Regarding the problem that needs to be resolved from company wide standpoint, attempts to shed light on the truth shall be made by promptly forming an investigation committee under Head of Administration Division, and Head of Administration Division shall make recommendations to the management committee for stipulating the measures including measures to prevent reoccurrence of the problem. Also, important matters shall be reported to the board meeting for the approval of board.

•                  Based on decision making authority and employment regulations, measures including punitive dismissal will be taken for violating acts.

Apart from the above, as per the internal reporting regulations, we can also report to or consult with the following external point of contact or compliance desk.

- External point of contact -

Idesawa & Partners

Kakimi Kojimachi Building Annex 5F,

3-2-5 Kojimachi, Chiyoda-ku, Tokyo 102-0083, Japan.

TEL: 03-5215-2293          FAX: 03-5215-2294

E-mail: hl-ubic@idesawalaw.gr.jp

- Point of contact of UBIC Group (Compliance desk) -

Internal Audit Division , UBIC Inc.

Meisan Takahama Building 7F,

2-12-23 Kounan, Minato-ku, Tokyo 108-0075, Japan.

TEL: 03-5463-6344       FAX : 03-5463-6345

E-mail : ubiccomp@ubic.co.jp

II. Basic principles

(1) We will recognize the social responsibility and public mission of this business, and carry out robust business operations.

(2) Not only the provisions of law, we will also abide by the spirit of law.

(3) We will conduct fair and transparent business based on the principle of self-responsibility.

(4) We will place top most priority on safety and satisfaction of clients, and sincerely provide products and services at fair prices.

(5) We will respect the individuality of all the persons concerned, and contribute to robust development of social economy.

(6) In this age of globalization, we will respect different culturual tradiations and customs.

(7) In case of conflict between profits and ethics, we will select ethics without question.

(8) We will take a firm stance against antisocial forces.

(9) We will strive to leave behind an abudant and a fair sociefy for future generations.

(10) When we have encountered a difficult ethical issue, we will aggressively implement resolution measures that will satisfy everyone.

III. Compliance provisions

(1) Our code of conduct towards clients

“Profits of the company” is not meant to rationalize the act of increasing profits by unfair means. We shall adhere to laws and their spirits, and conduct fair and transparent business with all the clients based on the principle of self-responsibility. This is because we firmly believe that this finally leads to the profits of the company.

1. (Confidentiality obligations)

Our most fundamental rule is to preserve the confidentiality of clients. We must not leak the information obtained through our dealings with the clients to other parties without the consent of the concerned person or without valid reasons such as when the disclosure is required by the law.

2. (Obligation of explanation and principle of suitability)

UBIC Group has in its possession a lot of information concerning products and services. This means that in business dealing, we are in a favorable position than the client. Therefore, when offering the products or services, we must explain the outline of such products or services and risks in such a way that the other party can understand. Moreover, we must not recommend such products or services when they are found unsuitable for the client based on the status of knowledge, experience, assets etc of the client. Although it is needless to say, it is necessary to avoid misrepresentation and excessive advertising that may leave misleading impression on the client.

3. (Prohibition of providing a conclusive judgment)

When selling products and services with inherent risks, we must not persuade by make conclusive judgments. Regarding persuasion, explanation should be based on logical material to the extent possible, and adequate care should be taken to ensure that it does not lead client to misunderstanding.

4. (Sincere attitude)

As a part of our work, we consult our clients on various matters; however, we shall not give irresponsible replies to any form of consultation whatsoever. In case of a complaint from client, we shall investigate the situation faithfully and handle is sincerely from client’s position.

5. (Exclusion of relationship with client)

Whatever may be the act, we shall not comply with the requests that will create ambiguity between the differences related to the position of the client and the company. Client focus does not mean that we will accommodate any request from a specific client.

6. (Elimination of business transactions based on personal considerations)

When entering into a client relationship with a friend or someone known to us, or someone who is personally related to us in some way or the other, we shall report to direct superior or Head of Administration Division for necessary instructions. Reason is, our target is to become a company which “always conducts fair business” from everyone’s point of view.

(2) Our code of conduct towards business partners or institutions other than the clients

In order to conduct fair business transactions, we shall maintain fair and transparent relationship with vendors, audit agencies, other work related organizations and personnel.

1. (Fair selection of business partners)

We shall select the business partners based on comprehensive evaluation including quality, service contents, price, past performance, trustworthiness etc. Therefore, we shall not receive money, goods or business entertainment from direct business partners such as vendors. Reason is, this may distort our appropriate business decisions. Even if it does not distort, it may make a third party suspicious about non-transparent and unfair relationship.

2. (Prohibition of making requests for rebate)

Using our position, we shall not ask our business partners directly or even indirectly for money, goods or business entertainment. Such acts are in violation of law and they also damage trust-based business relationship. Also, even acts which might be considered within the permissible range may be unnatural from the viewpoint of a third party, and therefore we shall refrain from such acts. Whenever, we feel that our act may create misunderstanding, we shall refrain from it.

3. (Prohibition of excessive gifts and business entertainment)

We shall avoid gifts and business entertainment that may beyond a reasonable range, even in the cases where there is no direct business relationship. Reason is, it may adversely affect our decision making in some way or the other in future. When we have run into a situation which is problematic or which may be considered problematic, we shall report such situation to our superior or Head of Administration Division for further instructions.

4. (Follow-up actions)

In an inevitable situation, where we have received gifts or business entertainment that conflict with regulations of the company, we shall inform and discuss with our superior or Head of Administration Division and take appropriate measures. Appropriate measures could be, returning such gifts along with a polite refusal letter at the company’s expense, returning items of equivalent amount at the company’s expense, detaching the personnel who have received such gifts etc. from the dealings with that business partner for a certain period of time.

5. (Handling the offers of other facilities)

During the relationship with business partners, not only money, goods and business entertainment, offers of other facilities may also come up. For example, the other party may discuss about changing jobs or employment after retirement, offer to employ friends or relatives, or offer real estate at favorable prices. When confronted with this kind of situation, we shall promptly report the situation to immediate superior for further instructions.

6. (Healthy relationship with government officials)

We shall ensure that we maintain healthy relationship with government officials and deemed government officials. For example, payment for business entertainment can be made at the responsibility of Section Manager as long as it is within reasonable range, however, if expenses exceed it, approval of the Division Head is required. Also, even for common business entertainment, if it may appear to be unnatural from the standpoint of position or title of the concerned government official, then we shall refrain from it.

(3) Our code of conduct towards investors

We conduct business using precious capital received from shareholders and creditors. Therefore, we are responsible to conduct the business safely and efficiently and we are also responsible for accurately explaining the details of business to investors. In order to fulfill these responsibilities, we take measures such as accurate financial reporting, thoroughly conducting internal audits and active disclosures.

1. (Disclosure)

We shall accurately inform the details of business and important information required for the judgment by investors. It is necessary to disclose most of this information in a form, which can be easily understood by the investors. For example, in case of several extraordinary losses, it is necessary to clearly mention segments under each item.

2. (Accurate records)

Precondition to disclosure is accurate records. Every piece of information related to the business shall be recorded correctly as per laws and rules. We shall pay sufficient attention to ensure that there are no false records or mistakes in every price of internal document, and such documents are preserved for stipulated time period.

3. (Emphasis on internal audit)

In order to protect the interests of investors, UBIC Group has prepared an internal audit system that checks the desirable state of business from a neutral standpoint. When this audit system appears to be losing its substance, immediately report to the concerned division.

4. (Communication with investors)

We shall convey to the investors that “We will select ethics in case of conflict between profits and ethics” as it finally results in profit for the company. We will actually be able to create compliance system only after obtaining the understanding of investors.

(4) Our code of conduct towards the society

Apart from clients and business partners, we have legal, social and ethical responsibilities towards numerous interested parties. In that, our minimum responsibility towards society is to abide by laws and rules based on social agreement.

1. (Compliance with related laws)

We shall correctly understand the laws and guidelines related to our business and abide by them.

2. (Compliance with antitrust law)

During the course of business, we shall not interact with and conclude and arrangement with our competitors. Moreover, we shall also refrain from language and behavior that may create such suspicions. Also, acts that may lead to misuse of dominant bargaining position or excessive interference in appointment of executive officers shall not be allowed. There is a high possibility that such acts may be in violation of Antitrust Law.

3. (Compliance with insider trading regulations)

With reading to handling of important information, we will thoroughly understand the provisions of insider trading regulations and strictly abide by them with reference to “Insider Trading Prevention Rules” stipulated separately. When the company personnel have learnt about important non-public matters of other company during the course of work, irrespective of the position of the personnel, he shall not purchase or sell the shares of that company. Moreover, when he has learnt about important matters of the company, he shall not sell or purchase the shares of the company or its competitors. In addition, giving a tip to other person based on such information will also become a problem.

4. (Compliance with tax law)

We will fulfill our legal obligation to pay taxes in accordance with the relevant laws. Corporate executives and employees concerned with this shall perform the necessary office work for fulfilling this obligation sincerely. We shall not perform any act whatsoever that might be called tax evasion.

5. (Respect for intellectual property rights)

We shall respect the intellectual property rights such as copyrights etc. of other persons. Especially, we shall not illegally copy computer software or published items. It is necessary to check copyright related provisions when downloading the information available on the internet.

6. (Confronting antisocial forces)

We shall take a firm stance against anti-social forces. Moreover, it is necessary to eliminate all the relationships that may be suspected as non-transparent ties or alliance. If we have unintentionally entered into any sort of relationship with such groups or personnel, we shall promptly report the situation to concerned division for further instructions.

7. (Reporting to the concerned authorities and cooperation for investigations)

If socially-prohibited issues such as acts of violation of law have been originated at UBIC Group or in case of such suspicions, UBIC Group shall report to concerned authorities and fully cooperate with investigations. Each one of us shall be careful to act responsibly in accordance with the basic stance of UBIC Group.

(5) Our code of conduct for better corporate culture

Maintenance of compliance is precondition for fine corporate culture. Let each one of us strive to create better corporate culture.

1. (Non-discrimination)

Regarding recruitment or appraisal, we shall conduct fair evaluation based on the job content or performance of each person. Moreover, whatever the case may be, we shall not discriminate based on gender, ethnicity, nationality, religion, beliefs, physical identity or any other personal characteristics. Even when it does not clearly fall under discrimination, we shall refrain from language and behavior that may put someone at discomfort. Tongue-in-cheek using physical peculiarities of a person conflicts with UBIC Group’s purpose of creating a motivating workplace.

2. (Prohibition of sexual harassment)

UBIC Group strives to create appropriate workplace in accordance with Labor Law and other related laws. Therefore, whatever the case may be, insisting on sexual relationship using one’s status or position shall not be permissible. Moreover, repetitive tongue-in-cheek that may be disliked by the opposite sex, and other acts that adversely affect the environment of workplace are prohibited.

3. (Protection of personal information)

Personal information of our clients (including a corporation) that is in possession of the company shall be strictly managed in accordance with “Personal Information Protection Policy of Detailed Regulations Concerned Management of Information Assets”, and shall not be used except intended purpose. Moreover, such information shall not be disclosed to outside without the consent of the person or unless there are valid reasons such as court order etc.

4. (Elimination of non-transparent practices)

UBIC Group does not allow giving of money or goods including mid-year and year-end gifts from a subordinate to his superior. Reason is, this may shake up the trust towards fairness in decision making for promotion or transfers. However, gifts within reasonable range are permissible on ceremonial occasions for the coming of age, marriage, funeral and ancestral worship.

5. (Prohibition of power harassment)

Whatever may be the case, language and behavior that damages the character and dignity of a person, or makes him suffer mental anguish or feel employment insecurity based on hierarchical relationship such as official authority are not permissible. Acts such as excessive follow-ups for mistakes of subordinate staff while suggesting dismissal or reallocation, excessive reprehensions in front of other employees, using offensive language denying someone’s integrity as a human being are prohibited. Managerial staff shall assess the personality of subordinate staff and instruct appropriately.

(6) Code of conduct as a part of organization

We are responsible to act from the standpoint of “Profits of the Company”. Therefore, we must refrain from putting the company at a disadvantage for profits of oneself or third party and using the tangible and intangible properties of company for personal purpose.

1. (Adherence to internal rules)

We will abide by the provisions stipulated in company rules, and execute our duties in fair manner in accordance with internal rules and regulations. Activities of business decisions and implementing such decisions must not conflict with the internal rules, and whether they correspond to benefit of the company must also be considered.

2. (Prohibition of acts of conflicts of interests)

We will act in such a way that it does not conflict with our interests or company’s interests. For example, pursuing personal interests using the business opportunities, personnel network, client list, credit information of client etc. acquired during the course of work is not allowed.

3. (Respect for company’s property)

We shall clearly separate public and private matters and respect company’s property. All the company property is loaned or provided to us for carrying out official duties. Needless to say about carrying home the fixtures and consumables of the company, we shall refrain from using the internet or email for nonofficial purpose.

4. (Precautions concerning use of information systems)

Regarding the use of internet, we must not leak any information that may be inappropriate, offensive or contempt other person, and access to such sites is also not allowed. UBIC Group becoming a source of spreading virus may results in loss of trust for UBIC Group, therefore it is essential to always keep anti-virus software on the computer updated as per the instructions of Information Systems/Information Security Division of the headquarters of UBIC Group.

5. (Fair treatment of expenses)

We shall accurately report travel expenses or entertainment expenses, total work hours, paid holidays etc. Moreover, in case of amount paid by the company for settlement of accounts is more or less than the correct amount, or in case of any questions, inquire with your immediate superior or concerned division.

6. (Handling non-public information)

We must keep the confidentiality of non-public information obtained during the course of work. Moreover, we must take adequate precautions so that this information is not leaked to outside due to negligence. For example, since is unsafe to send the confidential information through fax, in principle, please refrain from such acts.

7. (Awareness about daily management of information)

We shall strictly maintain confidentiality of client information, trade secrets and any other confidential whatsoever obtained during execution of official duties and must not leak it to outside. Especially, talking about personal or company matters with friends or colleagues, or at public places such as restaurant or in a car or train may result in leakage of information to outside. Moreover, even after retirement, confidential information obtained during tenure of office shall not be discussed with or disclosed to other person.

8. (Participation in political campaigns)

We shall participate in political campaigns etc. only as an individual. Participating in political campaigns using company name may cause misunderstanding that such opinions and activities are of the company.

9. (External affairs)

Disclosure of company information shall be made officially through public relations officer. In case of requests from external media organizations or analysts, if personal opinion is conveyed, it may be interpreted as the opinion of the company. Moreover, there is a possibility that the information that must be not conveyed is also disclosed. Therefore, whenever we encounter such situation, we shall contact our immediate superior staff member or public relations officer for further instructions.

IV. Pledge

Society expects us to conduct business in a responsible manner. Instead of meeting this expectation, if we move in a wrong direction, not only UBIC Group, it will ruin the credibility of the entire industry. Therefore, as a part of UBIC Group and as a part of the industry, and also as a part of the society, we have double or even triple responsibility of conducting fair business.

We deeply recognize this and take an oath that we will practice the compliance and strive for robust development of the company’s business for creating motivating workplace.